EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated June 11, 1997, on the consolidated financial statements of Consolidated Graphics, Inc. and subsidiaries as of March 31 1997 and 1996 incorporated by reference in this registration statement and to all references to our firm included therein.

/s/ ARTHUR ANDERSEN LLP
    ARTHUR ANDERSEN LLP

Houston, Texas
December 18, 1997